Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               GEO PETROLEUM, INC.
                            -------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                   California
                                   ----------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   33-0328958
                      (I.R.S. Employer Identification No.)

18281 Lemon Drive, Yorba Linda, California                                92886
(Address of Principal Executive Offices)                              (Zip Code)

                          Consulting Services Agreement
                               with Rodney C. Hill
                          -----------------------------
                            (Full Title of the Plan)

         Dennis Timpe, 18281 Lemon Drive, Yorba Linda, California 92886
         --------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                  714.779.9897
                                  ------------
             (Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
============================== ================== ====================== ======================= =====================
       Title of securities           Amount          Proposed maximum       Proposed maximum          Amount of
         to be registered            to be            offering price           aggregate           registration fee
                                 registered(1)          per share            offering price
------------------------------ ------------------ ---------------------- ----------------------- ---------------------
Common Stock, no par value          100,000              $0.20                  $20,000.00            $5.28
============================== ================== ====================== ======================= =====================

(1) Consists of shares pursuant to the Consulting Services Agreement with Rodney
C. Hill.

PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I as to plan information will be sent or given to employees as specified by Rule 428(b)(1) and are not required to be filed with this Registration Statement.

PROSPECTUS

This document constitutes part of a prospectus concerning securities that have been registered under the Securities Act of 1933.


                               GEO PETROLEUM, INC.
                                18281 Lemon Drive
                          Yorba Linda, California 92886
                                Tel. 714.779.9897

                            No par value common stock
        100,000 shares issuable pursuant to Consulting Services Agreement

This is an offering of shares of the common stock of Geo Petroleum, Inc. which are being provided to Rodney C. Hill as compensation for his providing assistance to the Company in preparing its public reports under the Securities and Exchange Act of 1934 and for providing certain other services as a consultant to the Company pursuant to a written Consulting Services Agreement (sometimes referred to herein as the "Plan"). Participation in the Plan is limited to Mr. Hill as a specified consultant.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is November 26, 2001.


                              AVAILABLE INFORMATION

We have filed, with the Securities and Exchange Commission, a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Commission.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports and other information with the Commission. Specifically, we file annual, quarterly and special reports, proxy statements and other information with the Commission.You may read and copy any document we file at the Commission's Public Reference Rooms at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; Everett McKinley Dirksen Building, 219 S. Dearborn Street, Chicago, Illinois 60604; and the Federal Building at 26 Federal Plaza, New York, New York 10278. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.


TABLE OF CONTENTS

Available Information.........................................................2
Issuer........................................................................3
The Consulting Services Agreement ("Plan") ...................................4
Purpose of the Plan...........................................................4
Who May Participate in the Plan...............................................4
Duration of the Plan..........................................................4
Administration of the Plan....................................................4
Transfer of Shares Acquired Pursuant to the Plan .............................5
Use of Appendices to Update Prospectus .......................................5
Incorporation of Certain Information by Reference Prospectus .................5


NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE IN WHICH AN OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Statements and descriptions herein concerning agreements or other documents filed as exhibits to the Registration Statement filed in connection with this Prospectus are necessarily summaries of such documents and are qualified in their entirety by reference to the complete text of the applicable document filed with the Commission, which text is incorporated in this Prospectus by references to such agreements or documents.

                                     ISSUER


We are the issuer of the shares of common stock proposed to be issued pursuant to the Consulting Services Agreement with Rod Hill. Geo Petroleum, Inc. is a California corporation formed in 1986 by Gerald T. Raydon, who, until December 15, 1999, was our chief executive officer and majority shareholder. We were formed primarily to develop a large tar sand deposit in Ventura County, Californiaand to engage in the oil field waste disposal business. Our principal place of business is located at 18281 Lemon Drive, Yorba Linda, California 92886. Our telephone number is (714) 779-9897 and our facsimile number is (714) 779-0814.

Since August 1996, the shares of our common stock have been traded on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. In December 1999, the common stock was removed from the Electronic Bulletin Board by action of the manager thereof, and commenced trading in the over-the-counter market (pink sheets); on November 30, 2000 our shares resumed trading on the Electronic Bulletin Board under the symbol GOPL.OB. We are authorized to issue 100,000 shares of no par value preferred stock and 50,000,000 shares of no par value common stock. At September 30, 2001, we had no shares of preferred stock issued or outstanding and 17,839,423 shares of our common stock issued and outstanding.

We participate in an industry that is characterized by competitive pressure, changes in the prices of oil and gas on a world-wide basis, federal, state, and local regulations governing production and development of its oil and gas reserves and compliance with various environmental laws and regulations. Our results of operations are affected by a wide variety of factors, including world events, general economic conditions, changes in average selling prices over the productive life of oil and gas reserves, the timing of production from new and existing proved developed and undeveloped reserves by the company, its competitors, and others, the ability to produce sufficient quantities of oil and gas reserves in a timely manner, and the timely implementation of new and alternative reserve recovery process technologies. Based on the factors noted herein, we may experience substantial period-to-period fluctuations in future operating results.

Reorganization of the Company.

In 1998, we filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In December, 1999 we emerged from bankruptcy under a plan which, among other things, provided for the issuance of approximately 1,900,000 shares of our common stock to our creditors, relinquishment by Mr. Raydon and certain affiliates of claims to 1.39 million shares of common stock in favor of our creditors, and a change in our management. Pursuant to the Plan of Reorganization, during the year 2000 we issued 803,674 shares of our common stock to our creditors and we are required toissue an additional 1,096,326 shares to our creditors. We expect to issue such shares during the first half of 2001. Present management was installed as part of our reorganization. At the time of our bankruptcy filing, we had sold or otherwise transferred a substantial portion of our oil and gas holdings and had interests in approximately 2,230 gross acres (2,030 net acres) of oil and gas leases or mineral rights, of which approximately 1,630 gross acres (1,410 net acres) were developed for oil and gas production and approximately 600 gross and net acres were undeveloped. After emerging from bankruptcy, our oil and gas holdings were approximately 2,000 gross and 1,830 net acres.


Shortly before filing the petition for reorganization in the bankruptcy court, we sold for cash, and relief of indebtedness and other obligations, all of our interests in our Bandini and East Los Angeles oil and gas properties. Such properties had produced approximately 89% of our oil production and 95% of our production of natural gas during the calendar year 1998 (the year during which such properties were sold). We also reduced the carrying cost of our remaining oil and gas properties. These items resulted in the decrease in the carrying value of these properties from approximately $6,343,000 at December 31, 1997 to $0 at December 31, 1998. The rapidly declining prices received for oil and gas production caused the present value of net future cash flows to be zero. Consequently, even though the current estimated future cash flows from our properties exceed the carrying value of our properties, the properties are carried on our books at nominal value.

Since we emerged from bankruptcy, our income from operations has not been sufficient to maintain the company. At year-end 2000, only our waste disposal facility was producing significant revenues. We are now generating some reveune from oil and gas sales, as well as increased revenues from our waste water disposal services.

                        THE CONSULTING AGREEMENT ("PLAN")

Purpose of the Plan. We are issuing a total of 100,000 shares of our common stock to Rodney C. Hill, a consultant to the company, upon the effectiveness of this Registration Statement pursuant to an agreement between Mr. Hill and the company approved by our Board of Directors. Mr. Hill is being issued those shares of our common stock pursuant to written agreement he has with us to provide legal services and advice (the "Plan"). The agreement is intended to compensate Mr. Hill as a consultant for his consulting services with securities instead of cash, which we believe is advantageous to both the company and its shareholders. A copy of our agreement with Mr. Hill is filed as an exhibit to the Registration Statement.

Duration of the Plan. Mr. Hill agreed to provide his expertise and advice to us on a non-exclusive basis for one calendar year commencing June 1, 2000 and terminating June 1, 2001. Mr. Hill has performed all services required to be performed by him pursuant to that agreement.

Who May Participate in the Plan. Only Mr. Hill may participate in the Plan.

Administration of the Plan. The Plan will be administered by our Board of Directors.


                     TRANSFER OF SHARES ACQUIRED PURSUANT TO
                        THE CONSULTING SERVICES AGREEMENT

This Prospectus is not available for reoffers or resales of securities acquired pursuant to the Consulting Services Agreement by affiliates of the company. An "affiliate" is defined in Rule 405 under the Securities Act as being a person who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Generally speaking, any officer or director of the company or any beneficial owner of 10% or more of the outstanding shares of the company would normally be considered an affiliate of the company.

Affiliates of the company can resell securities acquired pursuant to the Consulting Services Agreement covered hereby only pursuant to a separate prospectus filed with a separate registration statement filed by the company, or pursuant to Rule 144 under the Securities Act. Such restrictions do not apply to resales of securities acquired by non-affiliates of the company.

Each director and officer of the company and each person who owns beneficially more than 10% of its common stock is required by Section 16(a) of the Exchange Act to file with the Commission a Form 3 Initial Statement of Beneficial Ownership of Securities. Generally speaking, any change in ownership of the company's stock by any such person must be reported on a Form 4 Statement of

Changes in Beneficial Ownership of Securities within 10 days after the close of the calendar month in which it occurs. Finally, each person who at any time during the fiscal year was subject to Section 16(a) will be required to file a Form 5 Annual Statement of Changes in Beneficial Ownership of Securities within 45 days following the end of the company's fiscal year, to report previously unreported exempt transactions as well as holdings and transactions that should have been reported during the fiscal year but were not.

The persons required to file reports under Section 16(a), as discussed above, are subject to the provisions of Section 16(b) of the Exchange Act, which provides, in effect, that any profit made as a result of purchases and sales, or sales and purchases, of the company's stock in any six-month period belongs to the company. It is important to know that the six-month period is calculated from the date of any transaction, and may be carried backward as well as forward. Although awards of stock options generally are considred equivalent to purchases of the underlying stock, such awards under an approved stock option plan are generally exempt from Section 16(b) pursuant to Rule 16b-3 under the Exchange Act.

                     USE OF APPENDICES TO UPDATE PROSPECTUS

This Prospectus may be updated by furnishing participants in the Consulting Services Agreement who have received a copy of this Prospectus with appendices to the Prospectus, in which event the Prospectus itself will not be furnished to the participant. The company's annual report to stockholders will not be furnished to participants who otherwise receive the report. Nothwithstanding the foregoing, the company will, upon receipt of a request therefor from a participant, furnish to such participant, without charge, copies of the Prospectus and annual report.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate in this Prospectus by reference the following documents which have been filed with the Commission:

    (a) Our latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 13, 2001;

    (b) Our latest Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 21, 2001;

    (c) All reports of the company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the fiscal year ended December 31, 2000;

    (d) All other documents filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; and

    (e) The description of the company's common stock contained in the Form 10-SB Registration Statement filed by us with the Securities and Exchange Commission on April 25, 2000, as amended through the date hereof.

A copy of one of the following has been delivered to Mr. Hill, the sole participant in the Consulting Services Agreement:

    (a) the company's annual report to security holders for its latest fiscal year;
    (b)  the company's annual report on Form 10-K for its latest fiscal year; or
    (c) the company's latest prospectus containing audited financial statements for its latest fiscal year.

We will deliver to Mr. Hill, if he does not otherwise receive such material copies of all reports, proxy statements and other communications distributed to the company's security holders generally, no later than the time such material is sent to security holders.

We will provide documents incorporated by reference herein and documents to be delivered to Mr. Hill as described above upon oral or written request at no cost to the requester. Our telephone number for oral requests for information is 714.779.9897.

                              AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov. We have filed with the Commission a Registration Statement on Form S-8 to register the shares of our common stock issued pursuant to the Plan. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information with respect to us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. You can review a copy of the Registration Statement and its exhibits at the public reference room maintained by the Commission and on the Commission's website as described above.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration
Statement:

         (a) Our latest Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission on
 April 13, 2001;

         (b) Our latest Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 21, 2001;

         (c) All reports of the company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2000; and

         (d) All other documents filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.  Not applicable.

Item 5. Interests of Named Experts and Counsel. No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the company's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Item 6. Indemnification of Directors and Officers. Section 309 of the California General Corporation Law provides that a person who performs the duties of a director in good faith, in a manner he or she believes to be in the best interests of the company and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, and in reliance upon information prepared be certain persons, including counsel and accountants of the company.

As permitted by California law, the Company's Articles of Incorporation and bylaws provide certain rights of indemnification to the officers and directors of the Company.

The Articles of Incorporation of the Company provide, in part, that:

(a) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
(b) The corporation is authorized to provide indemnification of agents, as defined in Section 317 of the California Corporations Code, through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, which indemnification may be in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code with respect to actions for breaches of duty to the corporation and its shareholders.

(c)        Any amendment, repeal, or modification of any provision of this
           Article Vshall not adversely affect any right or protection of an agent of thiscorporation existing at the time of such amendment, repeal or modification.

The Bylaws of the Company provide for additional indemnification in Article 16 thereof, which is incorporated herein by this reference.

Insofar as indemnification for liabilities occurring pursuant to the provisions of the Securities Act of 1933 may be permitted as to directors, officers, or persons controlling the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and, therefore, is unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

3.1              Articles of Incorporation*

3.2              Bylaws*

5                Opinion of Stepp Law Group

10.1             Consulting Services Agreement with Rodney C. Hill

23.1 Consent of Stepp Law Group (contained in its opinion filed as Exhibit 5 to this Registration Statement)

23.2             Consent of Kelly & Company

*Previously filed as exhibits to the Company's Form 10-SB filed with the Securities and Exchange Commission on June 21, 1996.

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

The company, as the registrant hereunder, and each person whose signature appears below, hereby appoints Dennis Timpe as attorney-in-fact, with full power of substitution, to execute, in the name and on behalf of the company and on behalf of each person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact, and to file any such post-effective amendments to this Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yorba Linda, California, on this 26th day of November, 2001.

GEO PETROLEUM, INC., a California corporation


/s/ Dennis Timpe
----------------
Dennis Timpe, Director and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2001, who are the directors of the registrant's board of directors and who shall administer and enforce the Consulting Services Agreement with Rodney C. Hill.

Signature and Title


/s/ Dennis Timpe
----------------
Director and Chief Operating Officer


/s/ Lori Timpe-Long
-------------------
Director and Secretary-Treasurer